FORM 10f-3

                              THE BLACKROCK FUNDS

                         Record of Securities Purchased
                    Under the Trust's Rule 10f-3 Procedures

1.    Name of Purchasing Portfolio: BlackRock Bond
Allocation Target Shares: Series S Portfolio (BATSS),
BlackRock Low Duration Bond Portfolio (BR_LO),
GuideStone Funds Low Duration Portfolio (GUIDE)

2.     Issuer:   General Dynamics Corporation

3.    Date of Purchase:  6/19/2009

4.    Underwriter from whom purchased:  J.P. Morgan
Securities Inc.

5.    Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: PNC Capital Markets LLC

a.    List Members of Underwriting Syndicate:
      Banc of America Securities LLC, J.P. Morgan
      Securities Inc., RBS Securities Inc., BBVA
      Securities Inc., Lloyds TSB Bank plc, Wachovia
      Capital Markets, LLC, Banca IMI S.p.A, SunTrust
      Robinson Humphrey, Inc., The Williams Capital Group,
      L.P., ANZ Securities, Inc., BMO Capital Markets
      Corp., BNY Mellon Capital Markets, LLC, Mitsubishi
      UFJ Securities (USA), Inc., PNC Capital Markets LLC,
      U.S. Bancorp Investments, Inc.

6. Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BATSS) $595,000 out of $750,000,000; (BR-LO) $6,065,000 out of $750,000,000;
(GUIDE) $1,520,000 out of $750,000,000

7.    Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering,
list aggregate number of shares purchased (out of
total number of shares offered)): $50,000,000 out of
$750,000,000

8.    Purchase price (net of fees and expenses):  $99.554

9. Date offering commenced (if different from Date of Purchase):

10. Offering price at end of first day on which any sales were made:

11.    Have the following conditions been satisfied:  Yes or No

      a.    The securities are part of an issue registered
            under the Securities Act of 1933, as amended, which
            is being offered to the public, or are Eligible
            Municipal Securities, or are securities sold in an
            Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering or part of an issue of government
            securities.                        Yes

      b.    The securities were purchased prior to the
            end of the first day on which any sales
            were made, at a price that was not more
            than the price paid by each other
            purchaser of securities in that offering
            or in any concurrent offering of the
            securities (except, in the case of an
            Eligible Foreign Offering, for any rights
            to purchase required by laws to be granted
            to existing security holders of the
            Issuer) or, if a rights offering, the
            securities were purchased on or before the
            fourth day preceding the day on which the
            rights offering terminated.                _Yes

      c.    The underwriting was a firm commitment
            underwriting.                        Yes

      d.    The commission, spread or profit was
            reasonable and fair in relation to that
            being received by others for underwriting similar securities during the same period. Yes

      e.    In respect of any securities other than
            Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
            (including the operations of predecessors).  Yes

     f.     Has the affiliated underwriter confirmed
            that it will not receive any direct or indirect
            benefit as a result of BlackRock's participation
            in the offering?                    Yes


Approved by:  Suraj Kripalani              Date: 7/1/09